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                                                                   Exhibit 10.3
                            TIME BROKERAGE AGREEMENT


         TIME BROKERAGE AGREEMENT ("Agreement"), made this 13th day of March, 2001, by and among INTERNATIONAL CHURCH OF THE FOURSQUARE GOSPEL, a religious non-profit corporation, organized and existing under the laws of the State of California, as Licensee ("ICFG"), SPANISH BROADCASTING SYSTEM, INC., a Delaware corporation, as Broker ("SBS").

         WHEREAS, ICFG owns and operates Radio Station KFSG (FM), Los Angeles, California (the "Station"), pursuant to authorizations issued by the Federal Communications Commission ("FCC").

         WHEREAS, subject to the prior consent of the FCC, which consent was granted on January 11, 2001, ICFG intends to assign to SBS, the Station's FCC licenses and certain other assets used in the operation of the Station.

         WHEREAS, ICFG wishes to retain SBS to provide programming for the Station that is in conformity with Station's policies and procedures, FCC policies for time brokerage arrangements, and the provisions hereof pending consummation of the sale of Station to SBS.

         WHEREAS, SBS agrees to use the Station to broadcast such programming of its selection that is in conformity with all rules, regulations and policies of the FCC, subject to ICFG's full authority to manage and control the operation of the Station.

         WHEREAS, SBS and ICFG agree to cooperate to make this Agreement work to the benefit of the public and both parties and as contemplated herein.

         NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the parties, intending to be legally bound, agree as follows:

SECTION 1. STATION AIR TIME

                  1.1 Representations. Both SBS and ICFG represent that they are legally qualified, empowered and able to enter into this Agreement and that the execution, delivery and performance hereof shall not constitute a breach or violation of any material agreement, contract or other obligation to which either party is subject or by which it is bound.

                  1.2 Effective Date; Term. The effective date of this Agreement shall be the date of the signing of this Agreement as set forth above ("Effective Date"). It shall continue in force for an initial term ending on the first anniversary of the Effective Date, unless both parties mutually agree to an earlier date ("Termination Date"), and may be extended by SBS for a second term ending December 31, 2002, per Attachment 1 attached hereto and made a part hereby, unless otherwise extended or terminated as set forth below. Further, SBS shall commence

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broadcasting its programming on Station under this Agreement at such time as it shall elect, but in no event earlier than March 31, 2001 (the "Commencement Date").

                  1.3. Scope. During the term of this Agreement and any renewal thereof, ICFG shall make available to SBS broadcast time on the Station as set forth in this Agreement. SBS shall deliver such programming, at its expense, to the Station's transmitter facilities or other authorized remote control points as reasonably designated by ICFG. Subject to ICFG's reasonable approval, as set forth in this Agreement, SBS shall provide programming of SBS's selection complete with commercial matter, news, public service announcements and other suitable programming to ICFG up to one hundred sixty-eight hours per week.

                  1.4 Consideration. As consideration for the air time made available hereunder SBS shall make payments to ICFG as set forth in paragraphs
(a) and (b) of Attachment 1.

                  1.5 ICFG Operation of Station. ICFG will have full authority, power and control over the management and operations of the Station during the term of this Agreement and during any renewal of such term. ICFG will bear all responsibility for Station compliance with all applicable provisions of the Communications Act of 1934, as amended (the "Act"), the rules, regulations and policies of the FCC and other applicable laws. ICFG shall be solely responsible for and pay in a timely manner all operating costs of the Station, including but not limited to, maintenance of the studio and transmitting facilities and costs of electricity, except that SBS shall be responsible for the costs of its programming as provided in Sections 1.7 and 2.3 hereof. ICFG shall employ at its expense management level and other employees consisting of a General Manager and such operational and other personnel as outlined in the budget previously provided to SBS, who will direct the day-to-day operations of the Station, and who will report to and be accountable to ICFG. ICFG shall be responsible for the salaries, taxes, insurance and related costs for all personnel employed by the Station and shall maintain insurance satisfactory to SBS covering the Station's transmission facilities, and SBS shall be responsible for reimbursing ICFG for such expenses. During the term of this Agreement and any renewal hereof, SBS agrees to perform, without charge, routine monitoring of the Station's transmitter performance and tower lighting by remote control, if and when requested by ICFG. Any new equipment purchased by SBS to improve the operation of the Station shall become the property of ICFG until such time as station is sold to SBS.

                  1.6 ICFG Representation and Warranties. ICFG represents and warrants as follows:

                            (a) ICFG owns and holds or will hold all licenses
and other permits and authorizations necessary for the operation of the Station, and such licenses, permits and authorizations are and will be in full force and effect throughout the term of this Agreement. There is not now pending, or to ICFG's best knowledge, threatened, any action by the FCC or by any other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such

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licenses, permits or authorizations. ICFG is not in material violation of any statute, ordinance, rule, regulation, policy, order or decree of any federal, state or local entity, court or authority having jurisdiction over it or the Station, which would have an adverse effect upon ICFG, the Station or upon ICFG's ability to perform this Agreement. All reports and applications required to be filed with the FCC or any other governmental body have been, and during the course of the term of this Agreement or any renewal thereof, will be filed in a timely and complete manner. During the term of this Agreement and any renewal thereof, ICFG shall not dispose of, transfer, assign or pledge any of ICFG's assets and properties except with the prior written consent of the SBS, if such action would adversely affect ICFG's performance hereunder or the business and operations of ICFG or the Station permitted hereby.

                            (b) ICFG shall pay, in a timely fashion, all of the
expenses incurred in operating the Station including salaries and benefits of Station's General Manager and one-half of one employee, lease payments, utilities, taxes, programming expenses, etc., (except those for which a good faith dispute has been raised with the vendor or taxing authority); shall provide SBS with a certificate of such timely payment within thirty (30) days of the end of each month; and shall be reimbursed by SBS for those payments; ICFG's failure to pay pursuant to this provision will be considered a breach of this Agreement.

                  1.7 SBS Responsibility. SBS shall be solely responsible for any expenses incurred in the origination and/or delivery of programming from any remote location and for any publicity or promotional expenses incurred by SBS, including, without limitation, ASCAP and BMI music license fees for all programming provided by SBS. Such payments by SBS shall be in addition to any other payments to be made by SBS under this Agreement.

                  1.8 Contracts. SBS will enter into no third-party contracts, leases or agreements which will bind ICFG in any way except with ICFG's prior written approval, such approval shall not be unreasonably withheld.

                  1.9 Station Operations. With respect to the operation of the Station, ICFG shall notify SBS prior to: (i) making any changes in management personnel; (ii) entering into any material contractual obligations in excess of $10,000 individually or $50,000 in the aggregate; (iii) purchasing equipment with value in excess of $25,000; or (iv) making any other material changes in the operation of the Station.

SECTION 2.  STATION'S OBLIGATION TO ITS COMMUNITY OF LICENSE

                  2.1. ICFG Authority. Notwithstanding any other provision of this Agreement, SBS recognizes that ICFG has certain obligations to broadcast programming to meet the needs and interests of its community of license. From time to time the ICFG shall air specific programming on issues of importance to the local community. Nothing in this Agreement shall abrogate the unrestricted authority of the ICFG to discharge its obligations to the public and to comply with the Act and the rules and policies of the FCC.

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                  2.2. Additional ICFG Obligations. Although both parties shall cooperate in the broadcast of emergency information over the Station, ICFG shall also retain the right to interrupt SBS's programming in case of an emergency or for programming which, in the reasonable good faith judgment of ICFG, is of greater local or national public importance. ICFG shall also coordinate with SBS the Station's hourly station identification and any other announcements required to be aired by FCC rules. ICFG shall continue to maintain a main studio, as that term is defined by the FCC, within each Station's principal community contour, shall maintain its local public inspection file in accordance with FCC rules, regulations and policies, and shall prepare and place in such inspection file or files in a timely manner all material required by Section 73.3526 of the FCC's Rules. SBS shall, upon request by ICFG, provide ICFG with such information concerning SBS's programs and advertising as is necessary to assist ICFG in the preparation of such information. ICFG shall also maintain the station logs, receive and respond to telephone inquiries, and control and oversee any remote control point which may be established for the Station.

                  2.3 Responsibility for Employees and Expenses. SBS shall employ and be solely responsible for the salaries, taxes, insurance and related costs for all personnel used in the production of its programming (including, but not limited to, salespeople, technical staff, traffic personnel, board operators and programming staff). ICFG will provide and be responsible for the Station's personnel necessary for the broadcast transmission of its own programs (including, without limitation, the Station's General Manager and such operational and other personnel as may be necessary or appropriate), and will be responsible for the salaries, taxes, benefits, insurance and related costs for all ICFG's employees used in the broadcast transmission of its programs and necessary to other aspects of Station's operation subject to reimbursement pursuant to Section 1.7(b) hereof. Whenever on the Station's premises, all personnel shall be subject to the overall supervision of ICFG's General Manager.

SECTION 3.  STATION'S PROGRAMMING POLICIES

                  3.1 Broadcast Station Programming Policy Statement. ICFG has adopted and will enforce a Broadcast Station Programming Policy Statement (the "Policy Statement"), a copy of which appears as Attachment 3 hereto and which may be amended in a reasonable manner from time to time by ICFG upon notice to SBS. SBS agrees and covenants to comply in all material respects with the Policy Statement, to all rules and regulations of the FCC, and to all changes subsequently made by ICFG or the FCC. SBS shall furnish or cause to be furnished the artistic personnel and material for the programs as provided by this Agreement and all programs shall be prepared and presented in conformity with the rules, regulations and policies of the FCC and with the Policy Statement set forth in Attachment 2 hereto. All advertising spots and promotional material or announcements shall comply with applicable federal, state and local regulations and policies and shall be produced in accordance with quality standards established by SBS. If ICFG reasonably determines that a program supplied by SBS is unsatisfactory or unsuitable or contrary to the public interest, or does not comply with the Policy Statement it may, upon prior written notice to SBS, suspend or cancel such program without liability to SBS.

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ICFG will use all reasonable efforts to provide such written notice to SBS prior to the suspension or cancellation of such program.

                  3.2 ICFG Control of Programming. SBS recognizes that the ICFG has full authority to control the operation of the Station. The parties agree that ICFG's authority includes but is not limited to the right to reject or refuse such portions of the SBS's programming which ICFG reasonably believes to be unsatisfactory, unsuitable or contrary to the public interest. SBS shall have the right to change the programming supplied to ICFG and shall give ICFG at least twenty-four (24) hours notice of substantial and material changes in such programming.

                  3.3 SBS Compliance with Copyright Act. SBS represents and warrants to ICFG that SBS has full authority to broadcast its programming on the Station, and that SBS shall not broadcast any material in violation of the Copyright Act. All music supplied by SBS shall be: (i) licensed by ASCAP, SESAC or BMI; (ii) in the public domain; or (iii) cleared at the source by SBS. ICFG will maintain ASCAP, BMI and SESAC licenses as necessary. The right to use the programming and to authorize its use in any manner shall be and remain vested in SBS.

                  3.4 Sales. SBS shall retain all revenues from the sale of advertising time within the programming it provides to the ICFG. SBS shall be responsible for payment of the commissions due to any national sales representative engaged by it for the purpose of selling national advertising which is carried during the programming it provides to ICFG.

                  3.5 Payola. SBS agrees that it will not accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively "Consideration"), whether or not pursuant to written contracts or agreements between SBS and merchants or advertisers, unless the payer is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Act and FCC requirements. SBS agrees to annually, or more frequently at the request of the ICFG, execute and provide ICFG with a Payola Affidavit from each of its employees involved with the Station substantially in the form attached hereto as Attachment 3.

                  3.6 Cooperation on Programming. ICFG shall, on a regular basis, cooperate with SBS to assess the issues of concern to its community and address those issues in its public service programming. SBS, in cooperation with ICFG, will endeavor to ensure that programming responsive to the needs and interests of the community of license and surrounding area is broadcast, in compliance with applicable FCC requirements. ICFG will describe those issues and the programming that is broadcast in response to those issues and place issues/programs lists in the Station's public inspection files as required by FCC rules. Further, ICFG may request, and SBS shall provide, information concerning such of SBS's programs as are responsive to community issues so as to assist ICFG in the satisfaction of its public service programming obligations.

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                  3.7 Staffing Requirements. ICFG will be in full compliance with the main studio staff requirements as specified by the FCC.

SECTION 4. INDEMNIFICATION

                  4.1 SBS's Indemnification. SBS shall indemnify and hold harmless ICFG from and against any and all claims, losses, costs, liabilities, damages, forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description (collectively, "Damages") resulting from(i) SBS's breach of any representation, warranty, covenant or agreement contained in this Agreement, or (ii) any action taken by SBS or its employees and agents with respect to the Station, or any failure by SBS or its employees and agents to take any action with respect to the Station, including, without limitation, Damages relating to violations of the Act or any rule, regulation or policy of the FCC, slander, defamation or other claims relating to programming provided by SBS and SBS's broadcast and sale of advertising time on the Station.

                  4.2 ICFG's Indemnification. ICFG shall indemnify and hold harmless SBS from and against any and all claims, losses, consents, liabilities, damages, FCC forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, arising out of ICFG's operations and broadcasts to the extent permitted by law and any action taken by the ICFG or its employees and agents with respect to the Station, or any failure by ICFG or its employees and agents to take any action with respect to the Station.

                  4.3 Limitation. Neither ICFG nor SBS shall be entitled to indemnification pursuant to this section unless such claim for indemnification is asserted in writing delivered to the other party.

                  4.4 Time Brokerage Challenge. If this Agreement is challenged at the FCC, whether or not in connection with the Station's license renewal applications, counsel for ICFG and counsel for SBS shall jointly defend the Agreement and the parties' performance thereunder throughout all FCC proceedings at the sole expense of SBS. If portions of this Agreement do not receive the approval of the FCC Staff, then the parties shall reform the Agreement as necessary to satisfy the FCC Staff s concerns or, at SBS's option and expense, seek reversal of the Staff s decision and approval from the full Commission or a court of law.

                  4.5 Assignment Application. Should the FCC require the parties hereto to dismiss the assignment application (BALH-20001109-AAS) granted on January 11, 2001, ICFG and SBS agree to re-file the application within five (5) business days following said dismissal and further agree to prosecute the re-filed application in good faith per the terms of that certain Asset Purchase Agreement executed by the parties on November 2, 2000 and amended on March
13, 2001.

SECTION 5. ACCESS TO SBS MATERIALS AND CORRESPONDENCE

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                  5.1 Political Advertising. SBS shall cooperate with ICFG to assist ICFG in complying with all rules of the FCC regarding political broadcasting. ICFG shall promptly supply to SBS, and SBS shall promptly supply to ICFG, such information, including all inquiries concerning the broadcast of political advertising, as may be necessary to comply with FCC rules and policies, including the lowest unit rate, equal opportunities, reasonable access, political file and related requirements of federal law. ICFG, in consultation with SBS, shall develop a statement which discloses its political broadcasting policies to political candidates, and SBS shall follow those policies and rates in the sale of political programming and advertising. In the event that SBS fails to satisfy the political broadcasting requirements under the Act and the rules and regulations of the FCC and such failure inhibits ICFG in its compliance with the political broadcasting requirements of the FCC, then to the extent reasonably necessary to assure such compliance, SBS shall release broadcast time and/or advertising availabilities to ICFG at no cost to ICFG; provided, however, that all revenues realized by ICFG as a result of such a release of advertising time shall be immediately paid to SBS.

SECTION 6. TERMINATION AND REMEDIES UPON DEFAULT

                  6.1 Termination. In addition to other remedies available at law or equity, this Agreement may be terminated as set forth below by either ICFG or SBS by written notice to the other, if the party seeking to terminate is not then in material default or breach hereof, upon the occurrence of any of the following:

                            (a) subject to the provisions of Section 7.9, this
Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction and such order or decree has become final and no longer subject to further administrative or judicial review;

                            (b) the other party is in material breach of its
obligations hereunder as provided for in Attachment 1 or has failed to cure any other breach within thirty (30) days of notice from the non-breaching party if a cure period is available;

                            (c) the mutual consent of both parties;

                            (d) there has been a material change in FCC rules,
policies or precedent that would cause this Agreement to be in violation thereof and such change is in effect and not the subject of an appeal or further administrative review and this Agreement cannot be reformed, in a manner acceptable to Buyer and Seller, to remove and/or eliminate the violation;

                            (e) upon sale of the Station to SBS.

In the absence of an earlier termination pursuant to the provisions set forth above, this Agreement will expire on December 31, 2002. Further, if this Agreement terminates due to a
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material uncured breach or for failure to make the second payment under this
Agreement, as provided in Attachment 1, the Purchase Agreement shall also terminate.

                  6.2 Force Majeure. Any failure or impairment of the Station's facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, due to circumstances of extraordinary and unpreventable character that are beyond the reasonable control of, and are unforeseen by, ICFG, including, but not limited to, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, flood, fire, earthquake, storm, or for power reductions necessitated for maintenance of the Station or for maintenance of any other station located on the tower from which the Station will be broadcasting, shall not constitute a breach of this Agreement and ICFG will not be liable to SBS for reimbursement or reduction of the consideration owed to ICFG.

                  6.3 Other Agreements. During the term of this Agreement or any renewal hereof, ICFG will not enter into any other time brokerage, program provision, local management or similar agreement with any third party.

SECTION 7.  MISCELLANEOUS

                  7.1 Assignment.

                            (a) ICFG's Right to Assign. Neither this Agreement
nor any of the rights, interests or obligations of ICFG hereunder shall be assigned, encumbered, hypothecated or otherwise transferred without the prior written consent of SBS which shall not be unreasonably withheld.

                            (b) SBS's Right to Assign. SBS shall have the
unrestricted right to assign to any person or entity who possesses (x) all requisite qualifications to hold broadcast licenses issued by the FCC and (y) the financial capacity to perform SBS's obligations hereunder. In addition, SBS shall have the right to collaterally assign its rights and interests hereunder to its senior lenders.

                            (c) This Agreement shall be binding upon and inure
to the benefit of the parties hereto and their respective successors and permitted assigns.

                            (d) ICFG agrees to enter into such agreements and
confirmations as SBS's senior lenders may reasonably require and which in so doing does not contravene existing ICFG lender agreements: (i) to acknowledge and confirm any collateral assignment of this Agreement to such senior lenders, subject to recognition by such senior lenders of ICFG's rights hereunder; (ii) to provide for simultaneous notice and reasonable cure rights, which rights must be exercised within 30 days after the 30-day period specified in Section 6.1(b) hereof, to such senior lenders of any default by SBS under this Agreement; (iii) to provide simultaneous notice and reasonable cure rights, which rights must be exercised within 30 days after the expiration of

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the 30-day period specified in Section 6.1(b) hereof, to such senior lenders prior to any election or action by ICFG to terminate or cancel this Agreement and, if requested by such senior lenders, to enter into a new Agreement with such senior lenders or their nominee, successor or purchaser who qualifies as a "SBS's Assignee" in accordance with Section 7.1(b) hereof on the same terms and conditions as this Agreement; (iv) in the event that such senior lenders shall be entitled to foreclose or otherwise acquire SBS's interest in this Agreement, or if such senior lenders (or their nominee, successor or purchaser who qualifies as a "SBS's Assignee" in accordance with Section 7.1(b) hereof) shall have elected to enter into a new Agreement, on the same terms and conditions as this Agreement, with ICFG: to enable such senior lenders to acquire SBS's interest in this Agreement to any purchaser or assignee of such senior lenders who qualifies as a "SBS's Assignee" in accordance with Section 7.1(b) hereof, or require ICFG to enter into a new Agreement, on the same terms and conditions as this Agreement, directly with any purchaser or assignee of such senior lenders who qualifies as a "SBS's Assignee" in accordance with Section 7.1(b) hereof, and (v) provide for such other assurances as such senior lenders shall reasonably request in connection with the exercise of their rights under this paragraph 7.1(d).

         Notwithstanding anything to the contrary set forth above, there is no cure period available to the senior lenders for SBS's failure to make the second payment under this Agreement.

                  7.2 Call Letters. Upon request of SBS and at SBS's expense and subject to the consent of the ICFG, ICFG shall apply to the FCC for authority to change the call letters of the Station (with the consent of the FCC) to such call letters that SBS shall reasonably designate. ICFG must coordinate with SBS any proposed changes to the call letters of the Station before the ICFG takes any action to change such letters.

                  7.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

                  7.4 Entire Agreement. This Agreement and the Attachments hereto, and an Asset Purchase Agreement between the parties dated November 2, 2000, as amended on March 13, 2001, embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the parties.

                  7.5 Taxes. ICFG and SBS shall each pay its own ad valorem taxes, if any, which may be assessed on such party's respective personal property for the periods that such items are owned by such party. SBS shall pay all taxes, if any, to which the consideration specified in Section 1.5 herein is subject, provided that ICFG is responsible for payment of its own income taxes.


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                  7.6 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

                  7.7 Governing Law. The obligations of ICFG and SBS are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Act and the Rules and Regulations of the FCC. The construction and performance of the Agreement will be governed by the laws of the State of California.

                  7.8 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

                           To SBS:         Mr. Raul Alarcon, Jr.
                                           Spanish Broadcasting System, Inc.
                                           2601 South Bayshore Drive
                                           Penthouse II
                                           Coconut Grove, Florida 33133
                                           Telecopy: (305) 444-2179
                                           Telephone: (305) 441-6901

                           Copy to:        Jason L. Shrinsky, Esq.
                                           Kaye Scholer LLP
                                           901 15th Street, N.W.
                                           Suite 1100
                                           Washington, D.C. 20005
                                           Telecopy: (202) 682-3580
                                           Telephone: (202) 682-3506

                           To ICFG:        International Church of the
                                           the Foursquare Gospel
                                           1910 West Sunset Blvd
                                           Los Angeles, California 90026-0176
                                           ATTN: Brent R. Morgan
                                           Telecopy:  (213) 989-4565
                                           Telephone: (213) 989-4360

                           Copy to:        Farrand Cooper P.C.
                                           235 Montgomery Street, Suite 905
                                           San Francisco, California 94104

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                                           ATTN: Stephen R. Farrand, Esq.
                                           Telecopy: (415) 677-2950
                                           Telephone: (415) 399-3903

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 7.8.

                  7.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. In the event that the FCC alters or modifies its rules or policies in a fashion which would raise substantial and material question as to the validity of any provision of this Agreement, the parties hereto shall negotiate in good faith to revise any such provision of this Agreement with a view toward assuring compliance with all then existing FCC rules and policies which may be applicable, while attempting to preserve, as closely as possible, the intent of the parties as embodied in the provision of this Agreement which is to be so modified.

                  7.10 Specific Performance. The parties recognize that in the event ICFG should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. In the event that SBS is not itself in material default or breach of this Agreement, SBS shall therefore be entitled to obtain specific performance of all terms of this Agreement. In the event of any action to enforce this Agreement, ICFG hereby waives the defense that there is an adequate remedy at law.

                  7.11 Arbitration/Governing Law. ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE AND PROCEDURAL LAW OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES) AND SHALL BE RESOLVED AT LOS ANGELES, CALIFORNIA BY ARBITRATION BEFORE A RETIRED JUDGE OF THE CALIFORNIA COURTS ASSOCIATED WITH JAMS MUTUALLY ACCEPTABLE TO THE PARTIES, OR, FAILING AGREEMENT BY THE PARTIES, APPOINTED BY THE PRESIDING JUDGE OF THE COURT OF GENERAL JURISDICTION IN THE COUNTY OF LOS ANGELES, CALIFORNIA. SUCH ARBITRATION SHALL BE COMMENCED UPON THE WRITTEN REQUEST OF ANY PARTY, AND SHALL BE CONDUCTED ON A CONFIDENTIAL BASIS. WITHOUT LIMITING ANY OTHER POWERS OF THE ARBITRATOR, THE ARBITRATOR SHALL HAVE THE AUTHORITY OF A JUDGE PRO TEM WITH THE AUTHORITY TO ISSUE EQUITABLE ORDERS, INCLUDING ANY EX PARTE ORDERS, DEEMED NECESSARY OR APPROPRIATE UNDER THE CIRCUMSTANCES. ARBITRATION SHALL BE CONDUCTED AS A TRIAL BY THE COURT APPLYING THE SUBSTANTIVE AND PROCEDURAL. LAW OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO ITS CONFLICT OF LAW RULES) WITH A WRITTEN

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STATEMENT OF DECISION.  JUDGMENT UPON THE ARBITRATOR'S AWARD MAY
BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. BOTH PARTIES EXPRESSLY SUBMIT AND AGREE TO THE JURISDICTION AND VENUE AS PROVIDED HEREIN. THE PARTIES SHALL EQUALLY SHARE AND PAY THE ARBITRATOR'S FEES AND RELATED COSTS. EACH PARTY SHALL BEAR ITS OWN ATTORNEYS' FEES AND COSTS INCURRED IN CONNECTION WITH ANY SUCH ARBITRATION AND ANY APPEAL THEREFROM.

/s/BM                                       /s/ RA
----------------------                      ------------------------
ICFG-initials                               SBS-initials

                  7.12 No Joint Venture. Nothing in this Agreement shall be deemed to create a joint venture between ICFG and SBS.

                            [signature page follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                            INTERNATIONAL CHURCH OF THE
                                            FOURSQUARE GOSPEL


                                            By:/s/ Brent R. Morgan
                                              ---------------------------------
                                                    Brent R. Morgan


                                            SPANISH BROADCASTING SYSTEM, INC.



                                            By:/s/ Raul Alarcon, Jr.
                                               --------------------------------
                                                     Raul Alarcon, Jr.

                                  ATTACHMENT 1


                              TERMS AND CONDITIONS

                  (a) A payment by SBS of $25 million consisting of a wire transfer of federal funds, to be released to ICFG upon the signing of the Agreement and the Purchase Agreement (as defined below), in the amount of $20 million and the release of that certain $5 million Escrow Deposit paid into escrow by SBS to support that certain Asset Purchase Agreement between ICFG and SBS, dated November 2, 2000, as amended on March 13, 2001 ("Purchase Agreement").

                  (b) SBS shall have the unrestricted right to extend the Agreement to December 31, 2002, by providing ICFG with thirty (30) days prior written notice ("Extension Notice") and then delivering by wire transfer of federal funds an additional $35 million payment on or before the Termination Date. If the said $35 million payment is not received by 5:00 p.m. pacific time on the Termination Date, the Agreement will end at midnight on the day following the Termination Date, and SBS shall have no right to continue broadcasting over the facilities of Station. There is no grace period or cure period for SBS's failure to make this second payment as specified. If SBS shall fail to deliver the Extension Notice on or before thirty (30) days prior to the Termination Date, the Agreement shall automatically terminate at midnight on the Termination Date and SBS shall have no right to continue broadcasting using the facilities of Station after midnight on the Termination Date.

                  (c) All payments made to ICFG by SBS, i.e., $25 million for the first term and $35 million for the second term are non-refundable and are the exclusive property of ICFG; provided, ICFG is not in material uncured breach of either the Agreement or the Purchase Agreement, but, subject to paragraph (d) below, such payments shall be applied against the $250 million purchase price under the Purchase Agreement (the "Purchase Price") and reduce the amount due at Closing by the amount previously paid, i.e., $25 million or, $60 million (upon the receipt of the second payment of $35 million), if the Closing takes place in accordance with the Purchase Agreement.

                  (d) Provided that the Agreement is still in force beginning August 1, 2002, and continuing for each calendar month thereafter that the Agreement continues to be in force, SBS agrees that $1.2 million of the pre-paid Purchase Price payment will not be credited against the Purchase Price to be delivered by SBS to ICFG at the consummation of the sale of Station to SBS pursuant to the Purchase Agreement. By way of example, if the sale of Station is consummated on December 15, 2002, then, in that event, 5X $1.2 million or $6 million will not be credited against the Purchase Price to be delivered by SBS to ICFG pursuant to the Purchase Agreement.

                  (e) Should SBS or its affiliates during the term of this Agreement sell five of the following six radio stations: KXJO (FM), Alameda, California, KTCY (FM), Denison, Texas, KXEB (AM), Sherman, Texas, KSAH (AM), Universal City, Texas, KMJR (FM), Redondo Beach California, KNJR (FM), Ontario, California, following the closing of the fifth station, SBS shall proceed as soon as reasonably possible, but not later than sixty (60) days from such closing and in no event later than December 31, 2002, to close the purchase of radio station KFSG, Los Angeles, CA as provided in the Purchase Agreement. SBS's failure to close as provided herein shall constitute a material default under the Purchase Agreement and this Agreement.

                  (f) Upon the termination of the 93.5 Time Brokerage Agreement, dated March 13, 2001, between Spanish Broadcasting System SouthWest, Inc. ("SBS-SW") and ICFG with respect to the broadcasting of ICFG's programming on radio stations KMJR-FM and KNJR-FM, currently owned by SBS-SW (the "93.5 TBA"), subject to the schedule set forth below SBS will grant to ICFG one or more transferable common stock warrants, subject to standard anti-dilution for stock splits, stock dividends, combinations, reclassifications and the like, and containing a "net exercise" provision allowing ICFG to exercise the warrants in exchange for relinquishment of shares for which the warrants would otherwise be exercisable, based on the then-current fair market value of the shares. The warrants will give ICFG the right to purchase shares of SBS Class A Common
Stock (the "Class A Common Stock") with an exercise price for each warrant share of $6.00 (as adjusted for the anti-dilution provisions as noted above). Subject to the following sentence, the warrants shall be exercisable for that number of shares of Class A Common Stock determined as follows: (a) 234,375 warrant shares per month, prorated for any partial months, for each month from the date of termination of the 93.5 TBA through and including the earliest of
(i) Termination Date, (ii) the Closing (as defined below), and (iii) the termination of the Purchase Agreement, and (b) if and only if SBS extends the term of the Agreement and makes the $35 million payment required in connection therewith, 197,917 warrant shares per month, prorated for any partial months, from the Termination Date until the earliest of (i) such time as Station's sale to SBS is consummated under the Purchase Agreement (the "Closing"), (ii) the termination of the Purchase Agreement, and (iii) December 31, 2002. The warrants will either be granted at the date of termination of the 93.5 TBA, and will provide for accrual and exercisability of the warrants in the amounts and upon the terms and conditions described in the preceding sentence, or SBS will grant individual warrants each month for the number of shares of Class A Common Stock which have accrued pursuant to the preceding sentence. For the purposes of this paragraph, the warrants will be exercisable for a period of sixty (60) months, beginning on January 1, 2002 and terminating on December 31, 2006, at which time they will expire if not exercised. Upon ICFG's exercise of any warrant, SBS shall have the unrestricted right, at its sole option, to repurchase the portion of the warrant being exercised by ICFG for cash in an amount per share equal to the closing price on the day which is two (2)
business days prior to the date such shares are to be repurchased minus $6.00 per share (as adjusted for the anti-dilution provisions set forth above). If
SBS elects to repurchase all or any portion of the warrants being exercised by ICFG, as set forth above, it shall give ICFG two (2) business days prior written notice. SBS, at its expense, will use its commercially reasonable best efforts and fully cooperate with ICFG to cause the common stock issuable upon exercise of the warrants to be registered under the Securities Act of 1933, as amended, prior to the time the warrants are exercised, and in any event, will file registration statements and use its commercially reasonable best efforts to cause the registration statements to be effective as soon as practicable after the warrants become exercisable. Further, SBS, at its sole expense, shall make all filings as may be required by any governmental regulatory agency in connection with the authorization, issuance, and exercise of the warrants described in this paragraph (f). SBS represents that as of the date hereof, (i) it has 36,856,305 shares of Class A Common Stock and 27,801,900 shares of Class B Common Stock outstanding, (ii) there are no outstanding agreements or commitments (including the grant of any registration rights superior to those of ICFG hereunder) which would prevent the issuance or exercise of the warrants pursuant to this paragraph (f) or the registration of the Class A Common Stock,
(iii) and it will have full corporate authority and approval to issue the warrants on the date of issuance. SBS agrees that from the date hereof until the expiration of the warrants, it will maintain sufficient authorized Class A Common Stock for purposes of exercise of the warrants.

                  (g) In the event the Purchase Agreement is not consummated and the Agreement is terminated, SBS agrees to transfer to ICFG all the Station's tangible and intangible assets, including, but not limited to, call letters, jingles and format rights used exclusively in the operations of the Station, as well as all assets purchased for use exclusively in the operations of Station, such as equipment located at the transmitter site, all free and clear of liens and encumbrances of any kind. Further, in the event the Closing as provided under the Purchase Agreement is not consummated, ICFG shall have the right to negotiate employment agreements with the Station's employees, and to assume, at ICFG's option, service agreements entered into by SBS in connection with the operation of the Station. Subject to the foregoing, SBS shall retain ownership of all cash, security deposits, accounts receivables and other like cash items.

                  (h) SBS, during the first thirty (30) day period beginning on the Commencement Date, shall (i) cooperate in the orderly transfer of ICFG's current programming on KFSG (FM) to Stations under the 93.5 TBA and (ii) broadcast in English one (1) ten-second announcement per hour informing its listening audience of the KFSG (FM) frequency switch and inviting all interested listeners to turn to 93.5 MHZ to hear the former KFSG (FM) programming format.

                  (i) SBS shall pay for all fees required in connection with any governmental approvals under the Agreement and the Purchase Agreement, or in connection with any modifications or amendments to the Purchase Agreement. Further, all filings and renewals of filings required to transfer the licenses of Station to SBS shall be made on a timely basis in order to close the sale of Station under the Purchase Agreement no later than December 31, 2002.

                                  ATTACHMENT 2

                 BROADCAST STATION PROGRAMMING POLICY STATEMENT


         The following sets forth the policies generally applicable to the presentation of programming and advertising over Station KFSG(FM), Los Angeles, California. All programming and advertising broadcast by the Station must conform to these policies and to the provisions of the Communications Act of 1934, as amended (the "Act"), and the Rules and Regulations of the Federal Communications Commission ("FCC").

Station's Identification

The Station must broadcast a Station identification announcement once an hour as close to the hour as feasible in a natural breach in the programming. The announcement must include (1) the Station's call letters, followed immediately by (2) the Station's city of license.

Broadcast of Telephone Conversations

Before recording a telephone conversation for broadcast or broadcasting such a conversation simultaneously with its occurrence, any party to the call must be informed that the call will be broadcast or will be recorded for later broadcast, and the party's consent to such broadcast must be obtained. This requirement does not apply to calls initiated by the other party which are made in a context in which it is customary for the Station to broadcast telephone calls.

Sponsorship Identification

When money, service or other valuable consideration is either directly or indirectly paid or promised as part of an arrangement to transmit any programming, the Station at the time of broadcast shall announce (1) that the matter is sponsored, either whole or in part; and (2) by whom or on whose behalf the matter is sponsored. Products or services furnished to the Station in consideration for an identification of any person, product, service, trademark or brand name shall be identified in this manner.

In the case of any political or controversial issue broadcast for which any material or service is furnished as an inducement for its transmission, an announcement shall be made at the beginning and conclusion of the broadcast stating (1) the material or service that has been furnished; and (2) the person(s) or association(s) on whose behalf the programming is transmitted. However, if the broadcast is 5 minutes duration or less, the required announcement need only be made either at its beginning or end.

Prior to any sponsored broadcast involving political matters or controversial issues, the Station shall obtain a list of the chief executive officers, members of the executive committee or board of directors of the sponsoring organization and shall place this list in the Station's public inspection files.

Payola/Plugola

The Station, the personnel, or SBS shall not accept or agree to accept from any person any money, service or other valuable consideration for the broadcast of any matter unless such fact is disclosed to the Station so that all required Station identification announcements can be made. All persons responsible for station programming must, from time to time, execute such documents as may be required by Station's management to confirm their understanding of and compliance with the FCC's sponsorship identification requirements.

Rebroadcasts

The Station shall not rebroadcast the signal of any other broadcast Station without first obtaining such Station's prior written consent to such rebroadcast.

Fairness

The Station shall seek to afford coverage to contrasting viewpoints concerning controversial issues of public importance.

Personal Attacks

The Station shall not air attacks upon the honesty, character, integrity or like personal qualities of any identified person or group. If such an attack should nonetheless occur during the presentation of views on a controversial issue of public importance, those responsible for programming shall submit a tape or transcript of the broadcast to station management and to the person attacked within 48 hours, and shall offer the person attacked a reasonable opportunity to respond.

Political Editorials

Unless specifically authorized by Station's management, the Station shall not air any editorial which either endorses or opposes a legally qualified candidate for public office.

Political Broadcasting

All "uses" of the Station by legally qualified candidates for elective office shall be in accordance with the Act and the FCC's Rules and policies, including without limitation, equal opportunities requirements, reasonable access requirements, lowest unit charge requirements and similar rules and regulations.

Obscenity and Indecency

The Station shall not broadcast any obscene material. Material is deemed to be obscene if the average person, applying contemporary community standards in the local community, would find that the material, taken as a whole, appeals to the prurient interest; depicts or describes in a patently offensive way sexual conduct specifically defined by applicable state law; and taken as a whole, lacks serious literary, artistic, political or scientific value.

The Station shall not broadcast any indecent material outside of the periods of time prescribed by the FCC. Material is deemed to be indecent if it includes language or material that, in context, depicts or describes, in terms patently offensive as measured by contemporary community standards for the broadcast medium, sexual or excretory activities or organs.

Billing

No entity which sells advertising for airing on the Station shall knowingly issue any bill, invoice or other document which contains false information concerning the amount charged or the broadcast of advertising which is the subject of the bill or invoice. No entity which sells advertising for airing on the Station shall misrepresent the nature or content of aired advertising, nor the quantity, time of day, or day on which such advertising was broadcast.

Contests

Any contests conducted on the Station shall be conducted substantially as announced or advertised. Advertisements or announcements concerning such contests shall fully and accurately disclose the contest's material terms. No contest description shall be false, misleading or deceptive with respect to any material term.

Hoaxes

The Station shall not knowingly broadcast false information concerning a crime or catastrophe.

Emergency Information

Any emergency information which is broadcast by the Station shall be transmitted immediately.

Lottery

The Station shall not advertise or broadcast any information concerning any lottery (except approved state lotteries). The Station may advertise and provide information about lotteries conducted by non-profit groups, governmental entities and in certain situations, by commercial organizations, if and only if there is no state or local restriction or ban on such advertising or information and the lottery is legal under state or local law. Any and all lottery advertising must first be approved by Station's management.

Advertising

The Station shall comply with all federal, state and local laws concerning advertising, including without limitation, all laws concerning misleading advertising, and the advertising of alcoholic beverages.

Programming Prohibitions

Knowing broadcast of the following types of programs and announcements is prohibited.

         False Claims. False or unwarranted claims for any product or service.

         Unfair Imitation. Infringements of another advertiser's rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

         Commercial Disparagement. Any unfair disparagement of competitors or competitive goods.

         Profanity. Any programs or announcements that are slanderous, obscene, profane, vulgar, repulsive or offensive, as evaluated by Station's management.

         Violence. Any programs which are excessively violent.

         Unauthorized Testimonials. Any testimonials which cannot be authenticated.

                                  ATTACHMENT 3


                                PAYOLA STATEMENT

                            FORM OF PAYOLA AFFIDAVIT


City of _________________                          )
                                                   )
County of_______________                           )    ss:
                                                   )
State of_________________                          )

                                 ANTI-PAYOLA/PLUGOLA AFFIDAVIT


__________________________________, being first duly sworn, deposes and says as follows:

1.   He/She is ______________________ for __________________.

2.   He/She has acted in the above capacity since ________________.

3. No matter has been broadcast by Station ______ for which service, money or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted, by him/her from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

4. So far as he/she is aware, no matter has been broadcast by Station _____ for which service, money or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted by Station _______ or by any independent contractor engaged by Station ______ in furnishing programs, from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

5. In the future, he/she will not pay, promise to pay, request or receive any service, money, or any other valuable consideration, direct or indirect, from a third party, in exchange for the influencing of, or the attempt to influence, the preparation of presentation of broadcast matter on Station
     ______.

6. Nothing contained herein is intended to, or shall prohibit receipt or acceptance of anything with the expressed knowledge and approval of my employer, but henceforth any such approval must be given in writing by someone expressly authorized to give such approval.

7. He/She, his/her spouse and immediate family do ___ do not ___ have any present direct or indirect ownership interest in (other than an investment in a corporation whose stock is publicly held), serve as an officer or director of, whether with or without compensation, or serve as an employee of, any person, firm or corporation engaged in:

1.   The publishing of music;

2. The production, distribution (including wholesale and retail sales outlets), manufacture or exploitation of music, films, tapes, recordings or electrical transcription of any program material intended for radio broadcast use;

3. The exploitation, promotion or management or persons rendering artistic, production and/or other services in the entertainment field;

4.   The ownership or operation of one or more radio or television stations;

5.   The wholesale or retail sale of records intended for public purchase;

6. Advertising on Station _____, or any other station owned by its licensee (excluding nominal stockholdings in publicly owned companies).

8. The facts and circumstances relating to such interest are none ___ as follows ___:

     _______________________________________________________________

     _______________________________________________________________



                             __________________________________
                             Affiant

Subscribed and sworn to before me
this _____ day of ____________, 200__


___________________________
Notary Public
My Commission expires:_____________